EXHIBIT 10.21

EXECUTION COPY

GLOBAL ASSIGNMENT AGREEMENT

12 May 2006

between

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

as Assignor

and

THE ROYAL BANK OF SCOTLAND PLC

as Security Agent

Allen & Overy LLP

THIS GLOBAL ASSIGNMENT AGREEMENT (the Agreement) is made on 12 May 2006

BETWEEN:

(1)                                  KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany, having its corporate seat in Unterföhring (Landkreis München), Germany, which is registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Munich under registration number HRA 83902

(the Assignor); and

(2)                                  THE ROYAL BANK OF SCOTLAND PLC, a public limited company, having its registered office at: 36 St. Andrew Square, EH2 2YB Edinburgh, Scotland, incorporated under the laws of Scotland and being registered with the Companies House under registration number SC 090312

(the Security Agent).

The Assignor and the Security Agent are hereinafter collectively referred to as the Parties.

WHEREAS:

(A)                              The Lenders (as defined below) have agreed to make available to each of the Borrowers (as defined below) certain credit facilities on the terms of and subject to the Credit Agreement (as defined below).

(B)                                It is a condition to the Lenders making the credit facilities available pursuant to the Credit Agreement that the Pledgor enters into this Agreement.

(C)                                The other Finance Parties (as defined below) have appointed the Security Agent to act as their security trustee under German law (Treuhänder) pursuant to and in accordance with the Security Trust Agreement (as defined below) in relation to the security provided hereunder.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Accounting Principles means accounting principles, policies, standards, bases and practices which, as at the date of the Credit Agreement, are in accordance with the German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung).

Additional Borrower means a member of the Group which becomes a borrower under the Credit Agreement after the date of its execution.

Additional Facility means an Add-On Facility or an External Facility.

Add-On Facility Accession Agreement means an accession deed pursuant to which any person or entity accedes to the Credit Agreement as provider of an Add-On Facility.

Add-On Facility means any additional loan facility provided under the Credit Agreement which has Eligible Terms.

Add-On Facility Lender means:

(a)                                  an Original Add-On Facility Lender; or

(b)                                 any person which has become a lender under an Add-On Facility.

Administrative Party means the Mandated Lead Arrangers, the Facility Agent or the Security Agent.

Agreed Priority Agreement Principles means the principles pursuant to which the Existing Priority Agreement shall be amended.

Ancillary Facility means any facility or financial accomodation (including any overdraft, foreign exchange, guarantee, bonding, documentary or standby letter of credit, credit card or automated payments facility) established by a Lender in place of all or parts of its respective facility commitment.

Ancillary Facility Document means any document evidencing any Ancillary Facility.

Ancillary Lender means any lender providing for an Ancillary Facility.

Ancillary Outstandings means, at any time and with respect to any Ancillary Facility of any Ancillary Lender, the aggregate of all of the following amounts (as calculated by that Ancillary Lender) outstanding at that time under that Ancillary Facility:

(a)                                  all amounts of principal then outstanding under any overdraft, cheque drawing or other account facilities determined on a gross basis unless such facilities are made available on the basis of netting arrangements satisfactory to the Ancillary Lender in which case, such outstanding principal amounts shall be determined on the net debt basis used by that Ancillary Lender;

(b)                                 the maximum potential liability (excluding amounts stated to be in respect of interest and fees) under all guarantees, bonds and letters of credit then outstanding under that Ancillary Facility; and

(c)                                  in respect of any other facility or financial accommodation, such other amount (excluding interest and similar charges) as fairly represents the aggregate exposure of that Ancillary Lender under that facility or accommodation, as reasonably determined by that Ancillary Lender from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.

BGB means the German Civil Code (Bürgerliches Gesetzbuch).

Borrower means KDVS or an Additional Borrower.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Frankfurt am Main and which is also a TARGET Day.

Claim(s) means any and all present and future receivables and any other rights and claims, including but not limited to any non-monetary claims, the Assignor holds

(a)                                  against all clients, purchasers or suppliers or any of them, whether resulting from its present or future business or from any other cause at law;

(b)                                 under any Insurance Policy,

in each case, including, without limitation, damage claims (Schadensersatzansprüche) or claims resulting from unjust enrichment (ungerechtfertigte Bereicherung).  To the extent that such Claims are in existence or outstanding at the time this Agreement comes into force, such Claims are referred to as the Existing Claims, and if such Claims will only come into existence in the future they are referred to as the Future Claims.

Commitment Letter means the commitment letter dated on or about the date of the Credit Agreement between the Arranger, the Original Lender, KDG and KDVS.

Compliance Certificate means any compliance certificate issued or to be issued by any Obligor in connection with the Credit Agreement setting out the compliance with certain financial ratios and/or covenants.

Credit Agreement means the EUR 1,350,000,000 senior credit agreement dated on or about 13 March 2006 between, amongst others, the Mandated Lead Arranger, the Facility Agent, the Security Agent, KDVS, KDG and the Original Lender providing for EUR 1,350,000,000 senior credit facilities and up to EUR 650,000,000 Add-On Facilities.

Debtor means each debtor in respect of a Claim and Debtors means all such debtors.

Effective Date shall have the meaning ascribed to that term in the Release Agreement.

Eligible Terms means, in respect of any Additional Facility:

(a)                                  the final maturity date of that Additional Facility must be a date falling at least six months after 31 March 2012;

(b)                                 there must be no amortisation required in respect of that Additional Facility;

(c)                                  that Additional Facility must be a term facility (which, in the case of an External Facility, may include notes, bonds or any other term credit arrangement which is not capable, by its terms, of being repaid or prepaid and redrawn before the date falling at least six months after 31 March 2012 (it being acknowledged that such arrangement may have customary change of control, voluntary prepayment, asset sale and similar prepayment provisions)); and

(d)                                 the purpose must be to fund a Permitted Acquisition;

(e)                                  the principal amount of that Additional Facility (together with the principal amount of all other Additional Facilities) may not exceed the lower of:

(i)                                     €650,000,000; and

(ii)                                  the amount which, if fully utilised on the date of completion of the relevant Permitted Acquisition, would not result in any breach of certain financial covenant ratios;

and

(f)                                    the liabilities of the obligors thereunder are to be treated and rank as a senior debt under Existing Priority Agreement and/or the Priority Agreement and to have the benefit of all relevant Security Documents (whether through execution of new documents or amendment to existing documents) or (in each case) to have such lower ranking as is agreed by all the lenders of that Additional Facility.  For these purposes relevant Security Documents means Security Documents comprising the same assets and shares comprised in Security

Documents executed prior to the establishment of that Additional Facility, it being acknowledged that prior-ranking Security Documents will remain in place (with the proceeds of enforcement of all Security Documents subject to the sharing provisions of the Priority Agreement).

Euro, euro, EUR or € means the single European currency introduced 1 January 1999.

Existing Facility means the €2,600,000,000 facilities made available under an amended and restated credit agreement originally dated 29 March 2004 between, amongst others, KDVS as borrower and Deutsche Bank AG as facility agent.

Existing Priority Agreement means the priority agreement dated 29 March 2004, as amended and restated prior to the date of the Credit Agreement and in force on the date of the Credit Agreement to which, amongst others, KDG and KDVS are parties (disregarding the amendments implemented to create an amended priority agreement in connection with the Credit Agreement).

External Facility means any term credit agreement which has Eligible Terms.

Event of Default means an event of default under any of the Finance Documents, which entitles the Facility Agent to declare that all or part of any amounts outstanding under the Finance Documents or any of them are immediately due and payable, or payable on demand.

Facility Agent means The Royal Bank of Scotland plc, a public limited company, having its registered office at: 36 St. Andrew Square, EH2 2YB Edinburgh, Scotland, incorporated under the laws of Scotland and being registered with the Companies House under registration number SC 090312.

Fee Letter means any letter entered into by reference to the Credit Agreement between one or more Administrative Parties and an Obligor setting out the amount of certain fees which are payable, inter alia, in relation to the Credit Agreement.

Finance Document means:

(a)                                  the Credit Agreement;

(b)                                 the Commitment Letter;

(c)                                  a Fee Letter;

(d)                                 an Obligor Accession Deed;

(e)                                  a Transfer Certificate;

(f)                                    an Ancillary Facility Document;

(g)                                 the Hedging Letter;

(h)                                 an Add-On Facility Accession Agreement;

(i)                                     a Hedging Document;

(j)                                     a Security Document;

(k)                                  the Priority Agreement;

(l)                                     a Compliance Certificate;

(m)                               a Request; and

(n)                                 any other document designated as such by the Facility Agent and KDG.

Finance Party means an Administrative Party, an Underwriter, a Lender or a Hedging Bank.

Germany means the Federal Republic of Germany.

Group means KDG and its Subsidiaries (but excluding any Unrestricted Subsidiary).

Hedging Letter means a letter dated on or about the date of the Credit Agreement between KDG, the Mandated Lead Arranger and the Facility Agent relating to the interest and currency hedging to be effected by the Group and any other letter designated as such by KDG and the Facility Agent which amends or supplements the terms of that letter.

Hedging means any interest rate or currency swap, derivative transaction or hedging facility.

Hedging Bank means:

(a)                                  each Original Hedging Bank; or

(b)                                 each party (other than an Obligor) which shall at any relevant time be or become a party to any Hedging Document.

Hedging Document means

(a)                                  each master agreement, confirmation or other document evidencing any Hedging provided by a Hedging Bank to an Obligor; or

(b)                                 otherwise entered into on the basis that under the terms of the Finance Documents any party to such document (other than an Obligor) in such regard becomes entitled to the benefit of, among other things, any security interest created under this Agreement.

Insurance Policy means any (existing or future) contract and policy of insurance subject to German Law (including, for the avoidance of doubt all cover notes (Deckungszusagen)) of whatever nature (other than liability insurance claims (Haftpflichtversicherungsansprüche), any insurance policies in relation to any Security Asset (each as defined in the Security Transfer Agreement) or claims arising under insurance policies entered into for the benefit of the Assignor’s employees) which are from time to time taken out by or on behalf of the Assignor or (to the extent of such interest) in which the Assignor has an interest including, without limitation, those specified in Schedule 3 hereto.

Insurer means any insurance company or other entity entering into an Insurance Policy.

KDG means Kabel Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its corporate seat in Unterföhring (Landkreis München), Germany, which is registered in the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Munich under registration number HRB 145837.

KDVS means Kabel Deutschland Vertrieb und Service GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany, having its corporate seat in Unterföhring (Landkreis München), Germany, which is registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Munich under registration number HRA 83902.

Lender means:

(a)                                  the Original Lender;

(b)                                 an Original Add-On Facility Lender; or

(c)                                  any person which becomes a lender after the date of, and in accordance with the terms of, the Credit Agreement,

but only for so long as it has any outstanding commitment or participation in any loan provided under the Credit Agreement or Ancillary Outstanding or any amount is owed to it (whether actually or contingently) in its capacity as Lender.

Mandated Lead Arranger means each of:

(a)                                  The Royal Bank of Scotland plc;

(b)                                 Deutsche Bank AG London;

(c)                                  Goldman Sachs International; and

(d)                                 J.P. Morgan plc.

Obligor means KDG or a Borrower.

Obligor Accession Deed means a deed of accession pursuant to which any person or entity accedes, inter alia, to the Credit Agreement as Additional Borrower.

Original Add-On Facility Lender means any lender providing for an additional facility under the Credit Agreement by way of executing an Add-On Facility Accession Agreement.

Original Finance Party means an Administrative Party, an Original Lender or an Original Hedging Bank.

Original Hedging Bank means each of:

(a)                                  Goldman Sachs International;

(b)                                 Morgan Stanley Capital Services Inc.;

(c)                                  Société Générale;

(d)                                 Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.;

(e)                                  The Royal Bank of Scotland plc;

(f)                                    BNP Paribas S.A.;

(g)                                 Deutsche Bank AG, London;

(h)                                 HSBC Bank plc; and

(i)                                     Calyon Corporate and Investment Bank.

Original Lender means each of:

(a)                                  The Royal Bank of Scotland plc, Niederlassung Frankfurt;

(b)                                 Deutsche Bank AG London;

(c)                                  JPMorgan Chase Bank, N.A.; and

(d)                                 Goldman Sachs Credit Partners L.P.

Pledged Account means any account, including any related sub-account, pledged under the account pledge agreement dated on or about the date hereof entered into between the Assignor as pledgor and the Security Agent and the other Finance Parties as pledgees.

Priority Agreement means the Existing Priority Agreement amended on a basis consistent with the Agreed Priority Agreement Principles after the date of the Credit Agreement.

Release Agreement means the release agreement dated on or about the date of this Agreement made between KDG and KDVS as released parties, Deutsche Bank AG London as releasing party and the Security Agent in relation to the release of certain security interests constituted under accessory and non-accessory security granted in connection with the Existing Facility.

Request means any request for the draw down of any credit facility under the Credit Agreement by any Obligor.

Secured Claims means all present and future rights and claims (Ansprüche) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any of the Finance Parties against any of the Obligors under the Finance Documents, each as amended, restated, varied, supplemented, novated or extended from time to time, including, without limitation, any increase of principal or interest, in each case together with all costs, charges and expenses incurred by the Finance Parties (or any of them) in connection with the protection, preservation or enforcement of their respective rights under the Finance Documents.

Security means any and all security granted to secure the Secured Claims.

Security Document means any document evidencing or creating security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under any Finance Document referred to under (a) to (i) and (k) to (n) of the definition of “Finance Document”.

Security Transfer Agreement means the security transfer agreement dated on or about the date of this Agreement between KDVS as transfer and the Security Agent as transferee in relation to the transfer of certain assets.

Security Trust Agreement means the agreement dated on or about the date hereof between, amongst others, KDG, KDVS, the Security Agent and the other Finance Parties under which the Security Agent has been granted certain rights and has assumed certain obligations in relation to the German Security Documents (as defined therein).

Subsidiary means any of:

(a)                                  an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership, and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)                                 an entity consolidated for the purpose of the financial statements of any person pursuant to the Accounting Principles.

Underwriter means each of:

(a)                                  The Royal Bank of Scotland plc;

(b)                                 Deutsche Bank AG London;

(c)                                  Goldman Sachs Credit Partners L.P.; and

(d)                                 JPMorgan Chase Bank, N.A.

Unrestricted Subsidiary means any Subsidiary of KDVS or KDG (which is not an Obligor) nominated by KDVS to the Facility Agent at any time when no Event of Default is outstanding.

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open for the settlement of payments in Euro.

Transfer Certificate means any transfer certificate pursuant to which any rights under the Credit Agreement shall be transferred by novation or otherwise to any New Lender.

1.2                               Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)                                 the Security Agent means the Security Agent acting as agent for and on behalf of the Pledgees unless otherwise provided herein; and

(ii)                              promptly means promptly (unverzüglich) as contemplated in § 121 (1) BGB.

(b)                                 Where the context so admits, the singular includes the plural and vice versa.

(c)                                  The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)                                 Any reference in this Agreement to a defined document is a reference to that defined document as amended, restated, novated or supplemented from time to time.

(b)                                 References to parties herein shall also be deemed to include references to their respective successors, transferees and assignees.

(c)                                  Unless otherwise defined herein or unless the context otherwise requires, terms defined or referred to in the Credit Agreement shall have the same meaning when used herein.

2.                                      ASSIGNMENT

2.1                               The Assignor hereby assigns for security purposes all of the Claims to the Security Agent.  In the event that the Assignor maintains a current account arrangement (Kontokorrentverhältnis) with regard to any of the Claims, this assignment includes all claims from any existing or future current account balances, the right to determine the net balance and the right to terminate the current account relationship.  The Assignor will not enter into new current account arrangements in respect of the Claims during the term of this Agreement without the prior written consent of the Security Agent, such consent not be unreasonably withheld.

2.2                               The Security Agent accepts the assignment of the Claims.

2.3                               The Existing Claims shall pass over to the Security Agent on execution of this Agreement, and any Future Claims shall pass over to the Security Agent on the date such Future Claims arise.

2.4                               Together with the Claims any other rights pertaining thereto are transferred to the Security Agent. To the extent that any security interest securing the Claims is not transferred as a matter of law the Assignor hereby assigns and transfers such security interest to the Security Agent and the Security Agent hereby accepts such assignment and transfer.

2.5                               Insofar as additional declarations or actions are necessary for the perfection of the security interest to be granted hereunder or the rights mentioned in Clause 2.4 (Assignment) above, the Assignor shall, at the Security Agent’s request, make such declarations or undertake such actions.

2.6                               In case the Assignor receives any kind of cheques (Schecks), bills of exchange (Wechsel), notes or commercial papers for the settlement of the assigned Claims, the Assignor herewith assigns and transfers all rights and claims in respect of such cheques, bills of exchange, notes and commercial papers to the Security Agent. The Security Agent accepts such assignment and transfer.

2.7                               The Assignor herewith also confirms and acknowledges the release and assignment of any and all claims and rights from Deutsche Bank AG London to the Security Agent pursuant to the terms of the Release Agreement (the Released Assets) and according to the Assignor’s instructions upon the occurrence of the Effective Date which the Security Agent shall hold pursuant to and in accordance with the terms of this Agreement.

3.                                      SECURITY PURPOSE

The Claims shall serve as collateral in order to secure the prompt and complete satisfaction and discharge in full of any and all Secured Claims.

4.                                      LIST OF CLAIMS

4.1                               The Assignor shall provide the Security Agent at monthly intervals on no later than the 5th Business Day following the end of a monthly period for the preceding monthly period, or, if an Event of Default has occurred, upon request by the Security Agent at shorter intervals , with a list of those Claims which, according to the Assignor’s bookkeeping, were still outstanding at the end of the previous monthly period or any shorter interval as appropriate.  Unless otherwise agreed, the list shall show the names and addresses of the Debtors as well as the outstanding amounts and the due dates for payment.  The Assignor shall use any reasonable efforts to indicate whether the assignment of a Claim is prohibited or requires the express consent of the relevant Debtor and whether any Debtors have counterclaims that could be set off against the Assignor’s Claim. In the event that any such counterclaims exist, the list should include such counterclaims.  Moreover, the Assignor shall use any reasonable efforts to indicate those Claims which for legal or factual reasons cannot be asserted immediately, in which case such reasons shall be indicated.

4.2                               The Assignor shall have the right to deliver the list of its Claims on a readable and compatible disk or other electronic data storage medium. The Security Agent will contact the Assignor from time to time with a view to agreeing the necessary details.

4.3                               For the avoidance of doubt, the Security Agent shall also be entitled to any and all Claims if for any reason whatsoever any Claims are not or incompletely contained in the list presented to the Security Agent.

4.4                               If the Assignor employs a third party for its bookkeeping and/or data-processing, the Assignor hereby irrevocably authorises the Security Agent to obtain the lists of Claims directly from such third party at the Assignor’s expense. The Assignor hereby undertakes to instruct the third party to provide the Security Agent promptly upon the Security Agent’s demand with such lists.

5.                                      THE ASSIGNOR’S RIGHT

The Assignor shall have the right to collect and recover the Claims and to take all measures and enter into all agreements with the respective Debtors and/or Insurers in the ordinary course of business (such right referred to as the Authorisation).  The Assignor may in particular grant discounts or indulgence to Debtors or the respective Insurer and/or enter into settlement agreements.  The Assignor shall in doing so act with the care of an orderly acting merchant (Sorgfalt eines ordentlichen Kaufmannes). The Security Agent may revoke the Authorisation at any time after (i) an Event of Default has occurred and (ii) the FacilityAgent has delivered a notice declaring an Event of Default and declaring that all or part of any amounts outstanding under the Finance Documents are due and payable.

6.                                      DISCLOSURE AND NOTIFICATION

6.1                               Disclosure and Notification to Debtors

(a)                                  The Security Agent is entitled to disclose the assignment constituted by this Agreement to the Debtors if (i) an Event of Default has occurred and (ii) the Facility Agent has delivered a notice declaring an Event of Default and declaring that all or part of any amounts outstanding under the Finance Documents are due and payable.  For the purpose of disclosing the assignment constituted by this Agreement, the Security Agent may demand from the Assignor for each Debtor a signed notification letter in the form of Schedule 1 Part 1 (including the Form of Acknowledgement in the form of Schedule 1 Part 2) addressed to the respective Debtor upon the occurrence of an Event of Default.

(b)                                 The Assignor undertakes to forward to the Security Agent promptly at its request notification letters executed in blank for the purpose of notifying the Debtor(s) of the assignment of the respective Claims.  The Assignor hereby authorises the Security Agent to copy blank notification certificates signed by the Assignor upon the occurrence of an Event of Default.

6.2                               Disclosure and Notification to Insurers

The Assignor undertakes to notify the relevant Insurer(s) of this Agreement and of the assignment of any rights and claims under the respective Insurance Policy and to provide the Security Agent with a copy of such notification and the requested return receipt.  Notwithstanding such assignment the Assignor will continue to be obliged under the Insurance Policies with the proviso that the Assignor is not entitled to terminate any of the Insurance Policies without the prior written consent of the Security Agent.  Insofar as additional declarations and actions are necessary for the assignment of the insurance claims the Transferor shall, at the Security Agent’s request, make such additional declarations or undertake such actions.

7.                                      ASSIGNMENT OF CLAIMS AGAINST CONDITIONAL VENDORS

7.1                               If a Trade Receivable is assigned to the Security Agent which any supplier of the Assignor can at present or in future assert by reason of an extended retention of title (verlängerter Eigentumsvorbehalt), the assignment of such Trade Receivable shall only become effective upon the extinction of such extended retention of title.  As long as the supplier is only partly entitled to the Trade Receivable the assignment of such Trade Receivable to the Security Agent hereunder shall be limited to the part of the Trade Receivable to which the Assignor is entitled. The other part of the Trade Receivable will be transferred to the Security Agent at such time as that part is no longer affected by any extended retention of title.

7.2                               The Assignor hereby assigns to the Security Agent its right to reassignment of the Trade Receivables assigned to a supplier by reason of an extended retention of title (verlängerter Eigentumsvorbehalt) as well as any contingent claims to the transfer of all proceeds paid out to the supplier, together with all rights pertaining thereto.  The Assignor hereby also assigns any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of any Trade Receivables to a supplier which is subject to a condition subsequent (auflösende Bedingung).  The Security Agent hereby accepts such assignments.

7.3                               The Security Agent is entitled to extinguish the extended retention of title (verlängerter Eigentumsvorbehalt) by itself satisfying the supplier.

8.                                      ENFORCEMENT AND COLLECTION

8.1                               The Security Agent is entitled to collect the Claims if (i) an Event of Default has occurred, (ii) the Facility Agent has delivered a notice under Clause 20.20 of the Credit Agreement declaring an Event of Default and declaring that all or part of any amounts outstanding under the Finance Documents are due and payable and (iii) the Event of Default has not been remedied within 5 (five) Business Days following the receipt of such notice.

The Security Agent will take such measures only to the extent necessary for the satisfaction of the outstanding Secured Claims and shall at all times take into consideration the legitimate interest of the Assignor in exercising its rights and carrying out its duties under this Agreement.  The Security Agent will notify the Assignor of its intention to realise the Claims by giving 5 (five) Business Days prior written notice to the Assignor.  Such notice period is not necessary if the Assignor has generally ceased to make payments or the commencement of insolvency proceedings is filed against the Assignor.

8.2                               To the extent the Security Agent is entitled to collect the Claims, he may request that all documents relating to the Claims be handed over to the Security Agent and the Assignor hereby agrees to comply promptly with any such request.  The Security Agent may request the Assignor to collect the Claims for and on behalf of the Security Agent and the Assignor shall promptly comply with such request.

8.3                               The Security Agent may realise any and all of the claims to the extent necessary to satisfy any outstanding Secured Claims by collecting all or part of the Claims.

8.4                               The proceeds resulting from the enforcement of this Agreement shall be applied by the Security Agent towards payment of the Secured Claims in accordance with the provisions of the Priority Agreement.

8.5                               If and to the extent the Security Agent collects any Claims pursuant to Clause 8.1 (Enforcement and Collection) hereof, it may take all measures and enter into all agreements with such Debtors which it considers to be expedient.  In particular, the Security Agent may grant discounts or indulgence to Debtors and/or enter into settlement agreements.

8.6                               The Security Agent may determine which part of the Security, if applicable, shall be used to satisfy the Secured Claims.

9.                                      RELEASE OF SECURITY

9.1                               Reassignment

After the full and complete satisfaction of all Secured Claims, the Security Agent shall promptly, at the cost and expense of the Assignor, reassign to the Assignor the Claims and surrender the excess proceeds, if any, resulting from any realisation of the Claims.  The Security Agent will, however, transfer any Claims to a third party to the extent that it is obliged to do so.

9.2                               Release

Even prior to the full and complete satisfaction of all Secured Claims, the Security Agent is obliged to release, upon the Assignor’s request, and at the Assignor’s cost and expense, all or part of the Security insofar as the realisable value of the Security exceeds, not only temporarily, the Secured Claims by more than 10%.  The Security Agent may, at his discretion, determine which part of the Security shall be released.

10.                               RIGHT OF INSPECTION

The Assignor authorises the Security Agent to inspect at any time during normal business hours its records, or to have them inspected by a duly authorised representative, for the purpose of inspecting and checking the Claims.

11.                               BOOK-KEEPING AND DATA-PROCESSING

11.1                        If proof or documents which are necessary to assert the Claims have been handed over by the Assignor to a third party (in particular a bookkeeping firm or a tax consultant) the Assignor hereby assigns to the Security Agent its right to demand from such third party the return of the information and documents.  The Security Agent hereby accepts such assignment.  The Assignor hereby undertakes to instruct the third party to provide the Security Agent upon its reasonable demand with such information and documents which are necessary to assert the Claims.  The Security Agent may only make such demand

(a)                                  (after taking into account the interests of the Assignor) for the safeguarding of the Security Agent’s legitimate interests; or

(b)                                 after

(i)                                     an Event of Default has occurred; and

(ii)                                  the Facility Agent has delivered a notice declaring an Event of Default and declaring that all or part of any amounts outstanding under the Finance Documents are due and payable.

11.2                        If the Claims have been stored in an electronic data-processing system and a third party handles the electronic processing of data, the Assignor hereby assigns to the Security Agent all rights against such third party relating to these services, and instructs such third party to handle the processing of data for the Security Agent upon its instructions as it did for the Assignor. The Security Agent hereby accepts such assignment. The Security Agent may only give such instructions (1) (after taking into account the interests of the Assignor) for the safeguarding of the Security Agent’s legitimate interests or (2) after (i) an Event of Default has occurred and (ii) the Facility Agent has delivered a notice declaring an Event of Default and declaring that all or part of any amounts outstanding under the Finance Documents are due and payable.

11.3                        The Security Agent authorises the Assignor to exercise the rights mentioned under Clause 11.1 above vis-à-vis the third party prior to the occurrence of the events mentioned under 11.1(a) and 11.1(b) above.

12.                               UNDERTAKINGS

The Assignor undertakes:

(a)                                  to inform the Security Agent promptly of any subsequent changes in the value of any of the Claims resulting from any complaints, price discounts, set off or other reasons, after becoming aware of such changes, provided any such change, or such changes in aggregate, might have a material adverse effect on the Security granted hereunder;

(b)                                 to notify the Security Agent promptly of any event or circumstance other than interpretation of law which affects or is reasonably likely to adversely affect the validity or enforceability of this Agreement;

(c)                                  at its own expense, to execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)                                     for perfecting or protecting the security intended to be afforded by this Agreement; and

(ii)                                  if the Security granted hereunder has become enforceable, for facilitating the realisation of all or any part of the Claims which are subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those Claims;

and in particular to execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient; and

(d)                                 not to assign or sell any of the Claims to any third party without the Security Agent’s prior written consent; and

(e)                                  to inform the Security Agent promptly of any attachments (Pfändung) regarding any and all of the Claims or any other measures which may impair or jeopardise the Security Agent’s rights relating to the Claims. In the event of an attachment, the Assignor undertakes to forward to the Security Agent promptly a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Assignor shall inform the attaching creditor promptly about the Security Agent’s security interests.

13.                               REPRESENTATIONS AND WARRANTIES

The Assignor represents and warrants to the Security Agent that the Assignor is the legal and beneficial owner of the Existing Claims and the rights assigned hereunder and that the Claims are free of any third party rights.

14.                               INDEMNITY

14.1                        Liability for Damages

The Security Agent shall not be liable for any loss or damage suffered by the Assignor save in respect of such loss or damage which is suffered as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Security Agent.

14.2                        Indemnification

The Assignor will indemnify the Security Agent and the other Finance Parties and keep the Security Agent and the other Finance Parties indemnified against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Security Agent or any of the other Finance Parties for anything done or omitted in the exercise of the powers contained herein as a result of any breach by the Assignor of any of its obligations or undertakings contained herein except to the extent that such losses, actions, claims, expenses, demands or liabilities have resulted from the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Security Agent.

14.3                        This Clause 14 shall survive the termination of this Agreement under Clause 15 or otherwise.

15.                               DURATION AND INDEPENDENCE

15.1                        Duration

This Agreement shall remain in full force and effect until the full and complete satisfaction of the Secured Claims.  The Security constituted under this Agreement shall not cease to exist if any payments made in satisfaction of the Secured Claims have only temporarily discharged the Secured Claims.

15.2                        Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any Finance Document or in any document or agreement related thereto shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Assignor pursuant to it.

15.3                        Independence

(a)                                  This Agreement is independent from any other security or guarantee which may have been or will be given to the Security Agent and/or any of the other Finance Parties with respect to any obligation of the Obligors. No such other security or guarantee shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

(b)                                 The Assignor will grant the Security to be granted by it independent from the Security granted by any other person.

16.                               THE SECURITY TRUST AGREEMENT

The provisions of the Security Trust Agreement shall apply to this Agreement provided that in the event of any conflict between the provisions of this Agreement and the provisions of the Security Trust Agreement, the provisions of this Agreement shall prevail.

17.                               COSTS AND EXPENSES

The Assignor must pay to each Finance Party the amount of all costs and expenses (including the costs and expenses of legal advisers) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.                               PARTIAL INVALIDITY; WAIVER

18.1                        Invalidity

If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision.  This shall apply analogously in the case of gaps.

18.2                        Waiver

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

19.                               AMENDMENTS

Changes to and amendments of this Agreement, including this Clause 19 (Amendments), shall be made in writing.

20.                               SUCCESSORS

This Agreement shall be binding upon the Parties hereto and their respective successors in law. The Security Agent shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to third parties.  The Assignor is entitled to any such transfer with the prior written consent of the Security Agent only.

21.                               NOTICES AND THEIR LANGUAGE

21.1                        Notices

Any notice or other communication under or in connection with this Agreement to the Assignor or the Security Agent shall be in writing and shall be delivered personally, by post or facsimile and shall be sent to the address or facsimile number of the party, and for the attention of the individual, applying for the purposes of this Agreement, as set forth in Schedule 2 hereto or such other address or facsimile number as is notified by that party for this purpose to the Security Agent from time to time.

21.2                        Language

Unless otherwise required by statutory German law or unless otherwise agreed in writing from time to time, Any notice or other communication under or in connection with this Agreement shall be the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail (unless the document is a statutory or other official document), except that where a German translation of a legal term appears in such text, the German translation shall prevail.

22.                               APPLICABLE LAW; JURISDICTION

22.1                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany.

22.2                        Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany. The Security Agent, however, shall also be entitled to take legal action against the Assignor in any other competent court of law having jurisdiction over the Assignor or any of its assets.

SCHEDULE 1

FORMS

PART 1

FORM OF NOTIFICATION

Note:      This Notification of Assignment may also be sent to the Debtor(s) in a German translation of this form.

[Letterhead of Assignor]

To:          [The Debtor]

[Address of Debtor]

Notification of Security Assignment

Dear Sirs,

We hereby inform you that, pursuant to a Global Assignment Agreement dated [•] we have assigned all present and future claims against yourselves arising from [reference to the agreement(s) from which the claim(s) result(s)] together with any and all rights pertaining thereto to [•].

May we therefore kindly request that you acknowledge receipt of this letter to [•] by using the attached form of notification.

If the above mentioned claim(s) should have decreased or increased in the meantime, we also kindly ask you to inform [•] and ourselves accordingly.

Yours faithfully,

[Assignor]

FORM OF ACKNOWLEDGEMENT

Note:      This Form of Acknowledgement may also be sent by the Debtor(s) in a German translation of this form.

[Letterhead of Debtor]

To:          [Security Agent]

Global Assignment Agreement with [Security Agent] dated [•]

Dear Sirs,

We have taken note of the Global Assignment Agreement dated [          ] 2005 under which [Assignor] has assigned to yourselves the [description of all present and future claims assigned] together with all rights pertaining thereto.  We would like to make the following statements:

1.                                       We acknowledge the existing claim(s).

2.                                       The claim(s) is/are no longer dependent on any counter-performance(s).

3.                                       Other objections or counterclaims which could entitle us to set-off do not exist.

4.                                       We do not have any knowledge of any existing third-party rights affecting the assigned claim(s).

We have checked the correctness of the statements mentioned under 1 to 4 above [• - please adjust references in case you have made any deletions].  Additionally we should like to make the following remarks:

[remarks, if any]

Our payment obligations with respect to the assigned claim(s) are as follows:

euro ☐	per ☐

We confirm that we will make payments exclusively to the following bank accounts or any other account as specified from time to time:

[specify the Bank’s account]

Yours faithfully,

duly authorised signatory of the Debtor

SCHEDULE 2

ADDRESSES FOR NOTICES

To the Assignor:	Kabel Deutschland Vertrieb und Service GmbH & Co. KG Betastraße 6-8 85774 Unterföhring Germany

Att.:	Paul Thomason

Fax:	+49 89 96010 198

To the Security Agent:	The Royal Bank of Scotland plc Level 7 135 Bishopsgate London EC2M 3UR

United Kingdom

Att.:	Mark Harrison, Director, Syndicated Loans Agency

Fax:	+44 (0) 20 7085 4564

SCHEDULE 3

LIST OF INSURANCE POLICIES

SIGNATORIES

The Assignor

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

By:

The Security Agent

THE ROYAL BANK OF SCOTLAND PLC

By: